EXHIBIT 20
NEWS RELEASE	[CIGNA Logo]

For Release:	Tuesday, November 26, 2002 - 4:15 p.m.	Two Liberty Place 1601 Chestnut Street P.O. box 7716 Philadelphia, PA 19192-1550 215.761.1000
Contact:	Wendell Potter, Media Relations - 215.761.4450
Greg Deavens, Investor Relations - 215.761.6128

CIGNA HealthCare Reaches Agreement with Physicians
To Improve Relations and End Lawsuits

— Agreement Includes Additional Disclosures to Network
Providers, Web-based Reimbursement Updates and Simplified Claims Processing —

BLOOMFIELD, Conn., November 26, 2002 — CIGNA HealthCare announced today that it has reached an agreement to resolve bill payment claims brought on behalf of physicians and other health care providers in state and federal courts. As part of this agreement, CIGNA HealthCare will be implementing certain changes in its practices and procedures that will make it easier for doctors to do business with the company.

The changes are part of an agreement CIGNA HealthCare has reached with parties bringing claims on behalf of physicians and other health care providers in Kaiser v. CIGNA, a national class action lawsuit. That lawsuit, which was filed initially in a state court in Madison Co., Ill., was recently removed to federal court, where the settlement agreement was filed today.

The court must hold a hearing and approve the agreement before it can become final. If approved by the federal court, the agreement will encompass most of the claims, brought on behalf of health care providers, asserted in other state and federal jurisdictions, including the cases consolidated in federal court in Miami.

In conjunction with the agreement, CIGNA Corporation expects to recognize an after-tax charge in the fourth quarter of 2002 of approximately $50 million to $65 million. The estimated charge reflects insurance recoveries that CIGNA expects to receive. No significant amounts will be paid out until the settlement becomes final, which is expected in mid 2003.

“We have been working to improve our relationships with physicians and other health care providers over the past several years,” said W. Allen Schaffer, M.D., CIGNA HealthCare senior vice president and chief medical officer. “During this period, we have made numerous changes, including streamlining utilization management and other processes, discontinuing many referral requirements, and improving communications with providers, all of which ultimately benefits our members. The agreement we are announcing today continues that process.”

As part of the agreement, CIGNA HealthCare will:

•	Post on its Web site additional explanations of its claim coding and other payment policies;
•	Establish an e-mail procedure that will enable providers to make inquiries regarding fee schedules and to obtain claim coding information;
•	Appoint a third-party administrator to review certain claims that were denied since January 1, 1996, to determine whether they should be paid;
•	Establish a $10 million “prompt pay fund” to compensate providers for claims that have been processed outside of the company’s timeliness standards;

•	No longer require providers to submit copies of their medical records to obtain payment for office visits occurring on the same day as separately billed surgeries or other procedures; and
•	Pay interest on fully documented claims that are not paid within 30 days in those locations in which interest payments are not required by law.

“We are making accommodations in our business practices that will ease administrative burdens for physicians. This, in turn, will strengthen our business by improving our working relationships with those we count on to provide quality care to our members and customers. This agreement also enables us to use, in much more productive ways, resources we otherwise would have devoted to litigation,” said Patrick E. Welch, president of CIGNA HealthCare.

CIGNA continues to believe that its claims processing actions over the years have been appropriate and is not acknowledging any liability or wrongdoing by entering into the agreement.

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CIGNA representatives will discuss the agreement on a call that will take place at 8:30 a.m. EST on Wednesday, November 27, 2002. The call-in numbers for the conference call are as follows:

1-877-282-2315 (Domestic)
1-703-871-3016 (International)
1-888-266-2081 (Domestic Replay)
1-703-925-2533 (International Replay)

It is strongly suggested that you call by 8:15 a.m. EST on November 27. The operator will periodically provide instruction regarding the call, as well as procedures in the event of any audio quality problems on your line. A passcode (52122) is required to access the replay. The replay will be available from 11:30 a.m. EST on Wednesday, November 27, until 11:59 p.m. EST on Wednesday, December 11.

Additionally, the conference call will be available on a live Webcast through http://www.vcall.com. Please note that this feature will be in listen-only mode.

CIGNA Corporation (NYSE: CI) and its subsidiaries constitute one of the largest investor-owned employee benefits organizations in the United States. Its subsidiaries are major providers of employee benefits offered through the workplace, including health care products and services; group life, accident and disability insurance; retirement products and services; and investment management.

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CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

CIGNA and its representatives may from time to time make written and oral forward-looking statements, including statements contained in this press release, in CIGNA’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors. For example, this press release includes forward-looking information regarding, among other things, an anticipated fourth quarter 2002 charge. Forward-looking statements made by CIGNA may contain information about financial prospects, economic conditions, trends and other uncertainties. CIGNA cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increases in medical costs that are higher than anticipated in establishing premium rates in CIGNA's health care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from legislative and regulatory challenges to, and new regulatory requirements imposed on, CIGNA's health care business;
3.	difficulties in implementing the realignment of heath care operations and achievement of customer service improvements, additional operational efficiencies and additional cost savings;
4.

the risks associated with pending and potential state and federal health care class action lawsuits, purported securities class action lawsuits, other litigation challenging CIGNA's businesses and the outcome of pending government proceedings;

5.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in CIGNA's businesses;
6.	significant reductions in customer retention;
7.	significant changes in interest rates;
8.	significant changes in the financial strength ratings of CIGNA's insurance subsidiaries;
9.

inability of the program adopted by CIGNA to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures contracts and in matching such contracts to the underlying equity risk) and adjustments to the reserve assumptions used in estimating CIGNA's liabilities for these reinsurance contracts;

10.

significant stock market declines, which could, among other things, reduce results in CIGNA's retirement business and result in increased pension expenses in future periods and the recognition of additional pension obligations;

11.	significant deterioration in economic conditions, which could have an adverse effect on CIGNA's operations and investments;
12.	changes in federal income tax laws; and
13.	risk factors detailed in CIGNA's Form 10-Q for the third quarter of 2002, including the Cautionary Statement in Management's Discussion and Analysis.

This list of important factors is not intended to be exhaustive. There may be other risk factors that would preclude CIGNA from realizing the forward-looking statements. While CIGNA may periodically update this discussion of risk factors, CIGNA does not undertake to update any forward-looking statement that may be made by or on behalf of CIGNA prior to its next required filing with the Securities and Exchange Commission.